Exhibit 10.1

April 10, 2022

Rukmini Sivaraman

Dear Rukmini:

Nutanix, Inc., a Delaware corporation (the “Company”), is pleased to offer you continued employment with the Company on the updated terms described below.

1.
Position.  Effective May 1, 2022 (the “Effective Date”), you will be promoted to a full-time position as Executive Vice President and Chief Financial Officer, and will report to Rajiv Ramaswami, Nutanix’s Chief Executive Officer. In this role, you will be primarily responsible for leading the worldwide Finance and Accounting organizations. Moreover, you will render such business and professional services in the performance of your duties, consistent with your role, as shall reasonably be assigned to you by the Chief  Executive Officer and/or the Board of Directors, as applicable. This position is considered an exempt position for purposes of federal and state law, which means that you are not eligible for overtime pay.  Additionally, your employment with the Company remains contingent upon your eligibility to work in the United States (as required by law).  By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from fully performing your new and ongoing job duties with the Company.

As a Company employee, you will be expected to continue to abide by the Company’s rules and standards, including, but not limited to, the Code of Conduct of Business Conduct & Ethics and the Employee Handbook.

Compensation.

Base Salary.  As of the Effective Date, your new annual base salary will be USD $420,000.00 payable in bi-weekly installments on the Company’s regular payroll dates, and in accordance with the Company’s normal payroll procedures.

Incentive Compensation.  In addition, you will be eligible for discretionary annual incentive compensation with an annual target equal to 70% of your annual base salary, under the Company’s Executive Incentive Compensation Plan. This discretionary annual incentive compensation will be subject to the achievement of performance targets (which may include individual, business division, or corporate targets) which will be set by the Company’s Board of Directors (“Board”) or its Compensation Committee (the “Committee”), if so delegated to the Committee by the Board. Achievement of the performance targets and payment of your incentive compensation shall be determined, in good faith, by the Board or the Committee (if so delegated by the Board). The annual incentive compensation paid to you for the Company’s 2022 Fiscal Year, if any, will be pro-rated based on your time of service in your prior and new role as of the Effective Date, respectively, during the Fiscal Year.

Your base salary and your annual incentive compensation opportunity will be reviewed annually by the Board or the Committee (if so delegated by the Board) based on your performance and/or external compensation consultant recommendations. Your actual incentive payout may therefore differ from the target incentive amount. The target incentive shall be subject to any applicable plan terms and conditions for the applicable plan period, which will be provided separately to you, and as amended by the Company from time to time. Your eligibility for or receipt of an incentive payment in one fiscal year or plan period does not guarantee your eligibility for or receipt of an incentive payment in the next plan period, either in the applicable fiscal year or in the subsequent fiscal years.

2.
Employee Benefits.  As a regular employee of the Company, you will remain eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid time off in accordance with the Company's time off policy.  You should note that the Company might modify job titles, salaries, and benefits from time to time, as it deems necessary.

3.
Restricted Stock Units. Contingent upon your continued employment as of the Effective Date, and subject to the approval of the Company’s Board of Directors, you will be granted the following restricted stock units under the Nutanix, Inc. 2016 Equity Incentive Plan (the “Plan”), which represent the right to receive shares of Nutanix Class A common stock if specific vesting requirements are satisfied (“RSUs”):

- “Four-Year Time-Based RSUs” with an aggregate estimated value of USD $2,000,000 where the total number of shares underlying the Four-Year Time-Based RSUs is calculated by dividing the aggregated estimated value (USD $2,000,000) by the average of the daily closing prices of a share of Nutanix Class A common stock during the 20 consecutive trading days ending on the last trading day of April 2022, rounded down to the nearest whole share.  Subject to the approval of the Board or the Committee and your continued status as a Service Provider (as defined in the Plan), the RSUs will vest on the following schedule: the “Vesting Commencement Date” for the Time-Based RSUs will be June 15, 2022; and 1/16th of the Time-Based RSUs will vest on each quarterly anniversary of the Vesting Commencement Date on the 15th day of the applicable month, so as to be 100% vested on the date that is the four-year anniversary of the Vesting Commencement Date (the “Time-Based Vesting Schedule”). In the event that your continued status as a Service Provider ceases prior to an applicable vesting date in the Time-Based Vesting Schedule, then the unvested Time-Based RSUs and your right to acquire any shares subject to such unvested Time-Based RSUs will immediately terminate.

Where any scheduled vesting date falls on a weekend or a U.S. stock market holiday, the shares will vest on the first business day thereafter. In the event that your continued status as a Service Provider ceases prior to an applicable vesting date in the vesting schedule for any of the RSUs listed above, then any unvested RSUs and your right to acquire any shares subject to such unvested RSUs will immediately terminate. All RSUs will be subject to the terms and conditions applicable to RSUs granted under the Plan, as well as terms and conditions to be set forth in restricted stock unit agreements (“RSU Agreements”), which you will be required to sign if your RSUs are approved.  You should consult with your own tax advisor concerning the tax risks associated with accepting RSUs that cover the Company’s common stock.

4.
Change of Control.  You will continue be eligible to participate in the Company’s Change of Control and Severance Policy (the “CoC Policy”) at the EVP Level, pursuant to the terms of such participation agreement previously executed between you and the Company.

5.
Severance.  You  will continue to be eligible to participate in the Company’s Executive Severance Policy at the EVP Level, pursuant to the terms of such participation agreement previously executed between you and the Company.

Nutanix Inc 1740 Technology Drive San Jose, CA 95110
www.nutanix.com

6.
Confidential Information and Invention Assignment Agreement.  Until and following the Effective Date, you will continue to be bound by the provisions of that certain Confidential Information and Invention Assignment Agreement, previously executed by and between you and the Company (the “CIIAA”).  Nothing in this letter agreement is intended to, nor shall anything in this letter agreement be deemed to, alter or amend any of the currently-applicable terms or conditions of the CIIAA, which shall continue in full force and effect.

7.
Dispute Resolution Agreement.  Until and following the Effective Date, you will also continue to be bound by the provisions of that certain previously executed Dispute Resolution Agreement, which applies mutually to you and the Company, and requires final and binding arbitration of covered claims and disputes.

8.
At-Will Employment Relationship.  Employment with the Company is for no specific period of time. Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

9.
Outside Activities.  While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company or, if the Company deems it advisable or necessary, approval of the Board. Notwithstanding the foregoing, the Company acknowledges and agrees that you may join other boards of directors (of both for-profit and non-profit organizations) from time to time with, in each case, prior approval of the Company’s legal department or, if the Company deems it advisable or necessary, the Board, so long as (i) in any case such services are not for any competitor of the Company, and (ii) you do not serve on more than one board at a time, without prior approval of the Board. Similarly, you agree not to bring any third-party confidential information to the Company, including that of any former employer, and that in performing your duties for the Company you will not in any way utilize any such information. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

10.	Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

11. Governing Law. This letter agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

12.
Entire Agreement.  This letter agreement, along with the exhibits hereto, the CIIAA, the Dispute Resolution Agreement, the Plan, the RSU Agreements, the CoC Policy and Participation Agreement, and the Executive Severance Policy and Participation Agreement set forth the terms of your employment with the Company, and supersede and replace any prior representations, understandings or agreements, whether oral, written, or implied, between you and the Company regarding the matters described in this letter agreement. This letter agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you. If any provision of this letter agreement or any application of any provision of this letter agreement is held invalid, the invalidity shall not affect other provisions or applications of this letter agreement which can be given effect without the invalid provision or application. To this end, the provisions of this letter agreement are severable.

Nutanix Inc 1740 Technology Drive San Jose, CA 95110
www.nutanix.com

If you wish to accept this offer, please sign and date the enclosed duplicate original of this letter agreement and return it via DocuSign. This offer, if not accepted, will expire at the close of business on the third business day following the date of this letter agreement.

Sincerely,
Nutanix, Inc.

/s/ Anja Hamilton
Anja Hamilton

ACCEPTED AND AGREED: I confirm I am Rukmini Sivaraman and I intend to electronically sign this document.  I intend that my electronic signature shall be binding upon me in the same way as my handwritten signature.

Rukmini Sivaraman

/s/ Rukmini Sivaraman            (Signature)

          4/10/2022                         Date

Nutanix Inc 1740 Technology Drive San Jose, CA 95110
www.nutanix.com